Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "BIORESTORATIVE THERAPIES, INC.", FILED IN THIS OFFICE ON THE SECOND DAY OF JULY, A.D. 2015, AT 8:53 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE SEVENTH DAY OF JULY, A.D. 2015, AT 12:01 O'CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

5663168 8100

AUTHENTICATION: 2522606

151003349

DATE: 07-02-15

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:53 AM 07/02/2015
FILED 08:53 AM 07/02/2015
SRV 151003349 - 5663168 FILE

**CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
BIORESTORATIVE THERAPIES, INC.**

It is hereby certified that:

1. The name of the corporation (hereinafter called the "Corporation") is BioRestorative Therapies, Inc. The date of the filing of its Certificate of Incorporation (the "Certificate of Incorporation") with the Secretary of State of the State of Delaware was December 22, 2014 under the name "BioRestorative Therapies, Inc.", with an effective date of January 1, 2015.

2. The Certificate of Incorporation is hereby amended to change the capitalization of the Corporation by:

(i) Deleting the first sentence of Article FOURTH in its entirety and replacing it with the following sentence: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is thirty-five million (35,000,000), consisting of thirty million (30,000,000) shares of Common Stock, par value $.001 per share (the "Common Stock"), and five million (5,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock")."

(ii) Adding the following to the end of Article FOURTH:

"Upon the effectiveness of the Certificate of Amendment to the Certificate of Incorporation to effect a plan of recapitalization of the Common Stock by effecting a 1-for-20 reverse stock split with respect to the issued and outstanding shares of the Common Stock (the "Reverse Stock Split"), without any change in the powers, preferences and rights or qualifications, limitations or restrictions thereof, and without further action of any kind on the part of the Corporation or its stockholders, every twenty (20) shares of Common Stock outstanding or held by the Corporation in its treasury on the date of effectiveness of the Certificate of Amendment shall be changed and reclassified into one (1) share of Common Stock, par value $0.001 per share, which shares shall be fully paid and nonassessable shares of Common Stock. There shall be no fractional shares issued upon the Reverse Stock Split. Any fractional shares that result from the Reverse Stock Split shall be rounded up to the next whole number."

3. The Certificate of Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. The foregoing Certificate of Amendment of the Certificate of Incorporation shall be effective as of 12:01 a.m. Eastern Time, on July 7, 2015.

EXECUTED, this 2nd day of July, 2015.

BioRestorative Therapies, Inc.

By: /s/ Mark Weinreb
Mark Weinreb
Chief Executive Officer